AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BITFRONTIER CAPITAL HOLDINGS, INC.

These Amended and Restated Articles of Incorporation were duly adopted Pursuant to Sections 17-16-1001 through 17-16-1022 of the Wyoming Business Corporations Act. The Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

ARTICLE I NAME OF CORPORATION

The name of the Corporation is BitFrontier Capital Holdings, Inc.

ARTICLE II REGISTERED OFFICE AND REGISTERED AGENT

The principal address and mailing address of the Corporation is 1320 Central Park Blvd. Suite 200 Fredericksburg, VA 22401. The Corporation's registered agent is Registered Agents Inc., with an address at 30 N. Gould St. Suite R Sheridan, WY 82801.

ARTICLE III DURATION

The Corporation shall have perpetual existence.

ARTICLE IV PURPOSE AND POWERS

The purpose of the Corporation is to engage in any activity within the purposes for which Corporations may be incorporated and organized under Wyoming Statue, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation

ARTICLE V CAPITAL STOCK

A.   CLASSES OF STOCK.

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is 17,550,000,000 (Seventeen billion five hundred and fifty million) shares. 17,500,000,000 shares shall be Common Stock, par value $0.00001 (the "Common Stock"). 50,000,000 shares shall be Preferred Stock, par value $0.0001 (the "Preferred Stock" or "Blank Check Preferred Stock"). The following two classes shall be divided in the following series of stock:

Common Stock Class, par value $0.00001 per share – 17,500,000,000 shares authorized

Preferred Stock Class, Series A, par value $0.0001 per share – 5 shares authorized

Preferred Stock Class, Series B, par value $0.0001 per share – 30,000,000 shares authorized

Preferred Stock Class, Series C, par value $0.0001 per share – 10,000,000 shares authorized

Preferred Stock Class, Series D Super Voting, par value $0.0001 per share – 51 shares authorized

Preferred Stock Class, Blank Check, par value $0.0001 per share- 9,999,944 shares authorized

B.   ISSUANCE OF PREFERRED STOCK.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the "Board") is hereby expressly authorized to provide for the issue of all or any of the shares of the Blank Check Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the Wyoming Statutes. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK.

1. Dividend Rights. Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Voting Rights. Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation.

3. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the Board of Directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

ARTICLE VI PLACE OF MEETINGS; CORPORATE BOOKS

Subject to the laws of the State of Wyoming, the stockholders and the directors shall have power to hold their meetings and to maintain the books of the Corporation outside the state of Wyoming, at such place or places as may from time to time be designated in the Corporation's Bylaws or by appropriate resolution.

ARTICLE VII LIMITED LIABILITY OF OFFICERS AND DIRECTORS

To the fullest extent permitted by applicable law, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, this limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distributions.

ARTICLE VIII BYLAWS

The Board of Directors is expressly granted the exclusive power to make, amend, alter, or repeal the Bylaws of the Corporation.

ARTICLE IX DIRECTORS

The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the Bylaws of this

Corporation, providing that the number of directors shall not be reduced to fewer than one (1). The Board of Directors shall be one (1) in number and the name and post office address of the Director is:

Spencer B Payne

1320 Central Park Blvd. Suite 200

Fredericksburg, VA 22401

ARTICLE X AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the state of Wyoming, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

The foregoing Amendment was adopted by the Board of Directors of the Company and written consent of shareholders in lieu of meeting on December 20, 2017 with a majority vote pursuant to statute W.S. 17-16-1003. Therefore, the number of votes cast for the Amendment to the Company’s Articles of Incorporation was sufficient for approval.

IN WITNESS HEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation as of the date first above written.

/s/ Spencer Payne

Spencer Payne

President

STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **BitFrontier Capital Holdings, Inc**
Old Name: **Purio Inc.**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **29th** day of **December**, **2017**

Secretary of State

By: Bailey Johnson

Filed Date: 12/29/2017